Exhibit 11.1


                    INTEGRAL SYSTEMS INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE


                                                Three Months Ended                            Nine Months Ended
                                                     June 30,                                     June 30,
Basic:                                      1999                  1998                    1999                 1998
                                     -----------------     -----------------       -----------------     ---------------
Weighted average number of
common shares                             6,342,882             5,813,976               6,043,982            5,779,850

Net income                               $1,074,535            $  804,854              $2,359,702           $1,596,058

Earnings per share                       $     0.17            $     0.14              $      .39           $      .28

Diluted:

Weighted average number of                6,881,653             6,216,684               6,512,550            6,132,469
common shares

Net income                               $1,074,535            $  804,854              $2,359,702           $1,596,058

Earnings per share                       $     0.16            $     0.13              $      .36           $      .26


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